EXHIBIT 99.1
Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES
FIRST QUARTER 2020 FINANCIAL RESULTS

MINNEAPOLIS, MN – May 12, 2020 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the first quarter ended March 31, 2020 (“Q1”).

Overview
●
Q1 2020 net sales decreased 8.9% to $4.7 million from $5.1 million in Q1 2019, primarily driven by a decrease in POPS revenue partially offset by increased innovation revenue.
●
Q1 2020 operating loss was $1.1 million compared to an operating loss of $1.3 million in Q1 2019.
●
Q1 2020 net loss was $0.9 million, or $0.07 per basic and diluted share, compared to a net loss of $1.1 million, or $0.09 per basic and diluted share in Q1 2019.

Insignia’s President and CEO Kristine Glancy commented, “Our first quarter results reflect a revenue decline of 8.9%, which was primarily driven by our core signage solution due to the loss of a major retailer in 2019, which was in our network through a portion of the first half of 2019. While our core signage business decreased, our innovation revenue continued to increase, up 29% versus the first quarter of 2019. Our portfolio diversification is driven by client focused solutions which includes expanding our industry recognized display solutions and signage solutions for non-syndicated retailers along with launching our new mobile solution. Despite revenues declining in the quarter, our first quarter operating loss improved versus the first quarter of 2019 attributable to reduced fixed payment obligations to retailers, improved margins associated with our innovation revenue, reduced depreciation driven by the impairment taken at the end of 2019 and lower operating expenses. In late 2019, we consolidated our sales and marketing functions to increase efficiency and reduce costs while expanding our client engagement and brand awareness.”

Ms. Glancy continued, “2020 will be a more challenging year than anticipated driven by the recent COVID-19 pandemic and the impact it is having on our industry. The amount of change our industry has experienced up until now was extreme, but COVID-19 will have a long-term impact on our industry that is causing every player involved to re-think their business models. While the long-term impact on our business is yet unknown, we are working with clients to deliver against their objectives, leveraging our full product portfolio. We have several examples of how we have adapted to the continued change and pressure in our industry. For example, we successfully completed a virtual digital pitch slam, which was originally planned to be in-person at a tradeshow that was cancelled due to COVID-19. The virtual digital pitch slam gave the winning brand a free $100,000 mobile campaign. Secondly, we recently announced our “Insignia Cares” platform, where our first program will partner with Feeding America to give meals to those in need. For every contract signed through September 1st, 2020, we will donate meals on behalf of the brand. We know this is an area that many of our CPG partners are focused on as well and believe together we can have a greater impact. Third, we recently announced a further expansion of our portfolio with the addition of Catalina’s In-Store Media Network. This partnership represents additional opportunities for shoppers to save while also positioning us to help brands drive incremental revenue in-store. I believe these initiatives will continue to build momentum for the organization while we navigate this interesting time in our industry. I am proud of our team as they have responded to these challenges on a personal and professional level.”

The challenges of COVID-19 are unprecedented and our business is not immune to its economic impact. We expect it to have an adverse effect on our financial results in our upcoming reporting periods, including but not limited to: further reduced or delayed levels of CPG spending; reduced levels of staffing by our execution partners; limitations on the ability of our employees to perform their work due to illness or governmental orders requiring them to remain at home; and limitations on the ability of our customers to pay us on a timely basis or at all. Our focus will be to continue to provide superior client support while optimizing our cost structure. Insignia received a loan in the amount of $1,054,000 pursuant to the Paycheck Protection Program of the Coronavirus Aid, Relief, and Economic Security Act administered by the U.S. Small Business Administration (“SBA”). In accordance with the requirements of the CARES Act, Insignia expects to use the proceeds from the loan exclusively for qualified expenses under the PPP, including payroll costs, rent and utility costs, as further detailed in the CARES Act and applicable guidance issued by the SBA.

Q1 2020 Results
Net sales decreased 8.9% to $4,682,000 in Q1 2020, from $5,140,000 in Q1 2019, primarily due to a decrease in POPS solutions revenue, partially offset by an increase in innovation initiatives revenue. The financial impact from COVID-19 through the end of the first quarter was minimal and we have been able to successfully defer programs versus outright canceling; however future bookings for 2020 have been negatively impacted and may negatively impact sales until the COVID-19 pandemic moderates.

Gross profit in Q1 2020 increased to $969,000, or 20.7% of net sales, from $774,000, or 15.1% of net sales, in Q1 2019. The increase in gross profit was primarily due to less fixed payment obligations to our retailers, improved margin rates from innovation revenues and less depreciation due to an impairment taken on December 31, 2019. We anticipate that gross profits, in the near term, will be correlated with negative sales trends due to the economics of the COVID-19 pandemic.

Selling expenses in Q1 2020 were $720,000, or 15.4% of net sales, compared to $738,000, or 14.4% of net sales, in Q1 2019 due to lower variable staff expenses.

Marketing expenses in Q1 2020 were $365,000, or 7.8% of net sales, compared to $665,000, or 12.9% of net sales, in Q1 2019. Decreased marketing expenses was primarily the result of decreased staffing and decreased consulting expenses.

General and administrative expenses in Q1 2020 were $993,000, or 21.2% of net sales, compared to $708,000, or 13.8% of net sales, in Q1 2019 due to litigation expenses and collection of reserved accounts receivable balance that occurred in the three months ended March 31, 2019.

Income tax benefit for Q1 2020 was 20.5% of pretax loss, or a benefit of $222,000, compared to income tax benefit of 15.7% of pretax loss, or $204,000, in Q1 2019.

As a result of the items above, the net loss for Q1 2020 was $863,000, or $0.07 per basic and diluted share, compared to a net loss of $1,096,000, or $0.09 per basic and diluted share, in Q1 2019.

As of March 31, 2020, cash and cash equivalents totaled $7,755,000, compared to $7,510,000 as of December 31, 2019.

About Insignia Systems, Inc.

Insignia Systems, Inc. sells product solutions ranging from in-store to digital advertising. Consumer-packaged goods (CPG) manufacturers and retailers across the country rely on our deep expertise in the dynamic retail environment to provide a full suite of shopper engagement solutions.

For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com
Investor inquiries can be submitted to investorrelations@insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipate,” “continue,” “expect,” “intend,” “remain,” “seek,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance, anticipated future profitability, future service revenues, innovation and transformation of Insignia’s business, allocations of resources, benefits of new relationships, and the impacts of the COVID-19 pandemic and efforts to mitigate the same are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2019 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with Insignia's filings with the SEC. Insignia assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019

Net sales	$4,682,000	$5,140,000
Cost of sales	3,713,000	4,366,000
Gross profit	969,000	774,000
Operating expenses:
Selling	720,000	738,000
Marketing	365,000	665,000
General and administrative	993,000	708,000

Operating loss	(1,109,000)	(1,337,000)
Other income, net	24,000	37,000

Loss before taxes	(1,085,000)	(1,300,000)
Income tax benefit	(222,000)	(204,000)

Net loss	$(863,000)	$(1,096,000)

Net loss per share:
Basic	$(0.07)	$(0.09)
Diluted	$(0.07)	$(0.09)

Shares used in calculation of net loss per share:
Basic	12,066,000	11,856,000
Diluted	12,066,000	11,856,000

SELECTED BALANCE SHEET DATA
(Unaudited)

	March 31,	December 31,
	2020	2019

Cash and cash equivalents	$7,755,000	$7,510,000
Working capital	10,632,000	11,395,000
Total assets	15,441,000	16,990,000
Total liabilities	4,663,000	5,196,000
Shareholders' equity	10,778,000	11,794,000

Working capital represents current assets less current liabilities.